UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST REPORTED EVENT - MAY 16, 2007

WIRELESS AGE COMMUNICATIONS, INC.
(Exact name of Registrant as specified in its charter)

NEVADA	001-31338	98-0336674
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

1075 Meyerside Dr., Unit 7
Mississauga, Ontario Canada L5T 1M3
(Address of principal executive offices)

(905) 564-6500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Table of Contents

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 9.01	Financial Statements and Exhibits.

Item 5.02:	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 16, 2007, Bradley John Poulos resigned as a director of Wireless Age Communications, Inc. (“Wireless Age” or the “Company”). Mr. Poulos was appointed a director of Wireless Age in March 2005 and became chairman of the board in April 2006. In February 2007 he resigned as chairman but remained as a director. He also served as President from March 2005 to September 2005 and as President and CEO from September 2005 through February 2007. The resignation was voluntary and did not involve a dispute or disagreement with the Company or any of its officers or directors on any matter relating to the Company’s operations, policies or practises.

As part of his resignation, Mr. Poulos entered into an agreement with the Company, pursuant to which he agreed to forgive a portion of his future severance payments that the Company previously agreed to pay him under his settlement agreement when he resigned as CEO in February 2007. Mr. Poulos also agreed to subordinate his security position to Wireless Age under a loan he had provided to the Company’s wholly owned subsidiary mmwave Technologies Inc. (“mmwave”) prior to the acquisition by Wireless Age. Pursuant to the agreement the Company agreed to begin making monthly principal repayments under Mr. Poulos’ loan and agreed to assign mmwave’s interest in a note receivable from Xpress Test Solutions Inc. (“XTS”). Mr. Poulos is a minority shareholder of XTS.

Item 9.01:	Financial Statements and Exhibits.

Attached hereto, as Exhibit 99.1, is a press release titled Wireless Age Director Resignation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Wireless Age Communications, Inc. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WIRELESS AGE COMMUNICATIONS, INC.

Dated: May 22, 2007	By:	/s/ Gary N. Hokkanen
Name: Gary N. Hokkanen
Title: Chief Financial Officer